Exhibit 99.1

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081

VILLAGE SUPER MARKET, INC.
DECLARES QUARTERLY DIVIDEND
and
AUTHORIZES AN INCREASE IN THE SHARE REPURCHASE PROGRAM

Contact:	John Van Orden, CFO
(973) 467-2200
John.VanOrden@wakefern.com

Springfield, New Jersey – September 13, 2019 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared quarterly cash dividends of $0.25 per Class A common share and $0.1625 per Class B common share. The dividends will be payable on October 24, 2019 to shareholders of record at the close of business on October 3, 2019.

The Company also announced that its Board of Directors has authorized an incremental $5.0 million share repurchase program, supplementing the current authorization, which had approximately $0.7 million remaining as of September 13, 2019.

The actual number and timing of share repurchases, if any, will be subject to market conditions and applicable Securities and Exchange Commission rules. Repurchases may be made from time-to-time through a variety of methods, including open market purchases and other negotiated transactions, including through plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. It is contemplated that funding for the program would be from operating cash flow as well as various financing alternatives.
Village Super Market operates a chain of 30 supermarkets under the ShopRite name in New Jersey, Maryland, New York City and eastern Pennsylvania.